Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Vice President & CFO
Neogen Corporation, 517/372-9200

Neogen reports second quarter results

LANSING, Mich., Dec. 23, 2019 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the second quarter of its 2020 fiscal year, which ended Nov. 30, were $107,803,000, compared to the previous year’s second quarter revenues of $107,098,000. Current year-to-date revenues were $209,227,000, compared to $206,724,000 for the same period a year ago.

The second quarter was the 111th of the past 116 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 14 years.

Second quarter net income was $16,276,000, or $0.31 per share, compared to the prior year’s $16,051,000, also $0.31 per share. Net income for the second quarter was benefitted by an effective tax rate of 15.3%; the rate in last year’s second quarter was 18.5%. Current year-to-date net income was $30,928,000, or $0.59 per share, compared to $31,288,000, or $0.60 per share, for the same period a year ago.

“For the quarter, we had strong performance in a number of our businesses, but we continue to fight challenges in our animal safety markets,” said John Adent, Neogen’s president and chief executive officer. “Our overall genomics business continued to grow nicely, with revenues up 17%, driven by strong performance at our U.S. operations; these results were augmented by significant revenue increases at our newest global genomics locations in Australia and Canada.

“Our second quarter featured solid growth from our core food safety diagnostic product lines, including our food allergen, general sanitation, and foodborne pathogen testing products,” Adent continued. “Despite continuing currency headwinds, our international revenues, which now include sales into 129 countries, increased 6% in the quarter.”

Neogen’s gross margin was 47.3% of sales in its second quarter of the current year, compared to 46.7% recorded in the same quarter of the prior fiscal year. The change in margin percentage was the result of a product mix shift towards Food Safety products, which have higher margins, and gross margin improvements within our domestic genomics business. Operating income was $18,272,000, or 16.9%, for the second quarter, compared to $18,246,000, or 17.0%, in the same quarter a year ago.

“We continue to generate strong operating cash flow, but our sales results were again adversely affected by the impact of the strong dollar. In a neutral currency environment, we would have reported approximately $1 million more in revenues in the current quarter,” said Steve Quinlan, Neogen’s chief financial officer. “Our balance sheet is strong, and our acquisition team is working on a number of opportunities that have the potential to drive future growth.”

Revenues for the company’s Food Safety segment increased 6%, all organic, during the second quarter compared to the prior year quarter, from $53,750,000 to $56,854,000. The segment’s increase was led by a 14% rise in global sales of test kits to detect food allergens, with particular strength in sales of gluten, milk, egg and tree nut kits. This sales increase was aided by the introduction of a test kit for coconut in the past year, which represented the 19th allergen for Neogen’s comprehensive line of food allergen test kits.

Of note in the Food Safety segment’s current second quarter results was a 21% increase in sales of general sanitation tests. These tests include the product line to detect adenosine triphosphate (ATP) on food contact surfaces and in liquids. Sales of Neogen’s line of foodborne pathogen (e.g., Listeria and Salmonella) detection products also increased 11% in the current quarter compared to the prior year quarter. The increase was led by a 25% increase in sales of tests to detect Listeria, including Listeria Right Now™, which detects and reports the bacteria in environmental samples in under 60 minutes — without the need to enrich samples. These increases were partially offset by a 29% decrease in sales of the company’s drug residue product line, the result of lower demand at our European distributor.

In the current quarter, revenues from international sources increased to 41% of total revenues, compared to 39% in the prior year quarter. Highlights of the current quarter included a 20% increase in revenues in our Brazilian operations, largely due to increased insecticide sales to governmental agencies, which overcame the loss of a large commercial lab customer that performs drug testing of truck and bus drivers in that country. Other international highlights within the quarter included a 7% revenue increase at our Neogen Europe operations; revenues that rose 5% at Mexico-based Neogen Latinoamerica; Neogen China’s increase of 40%, albeit from a smaller base; and Neogen Australasia’s quarterly revenue increase of 18%.

Neogen’s Animal Safety segment reported revenues of $50,949,000 for the second quarter of the 2020 fiscal year, compared to $53,348,000 in the prior year second quarter, a decrease of 4%, primarily the result of continued soft market conditions in our animal protein markets and inventory destocking within our distribution channels. Partially offsetting this was strong growth in the genomics testing business, a 28% increase in sales of the company’s disposable syringes, and a 15% increase in veterinary marking products.

Revenues from Neogen’s worldwide animal genomics business increased 17% in the second quarter of fiscal 2020 compared to the prior year. In the quarter, revenues from Neogen’s companion animal genomics business more than doubled as the company gained market share within the veterinary market. Neogen’s cattle genomics business remained strong, both for associations and for commercial producers, with revenues up from the prior year, and the company’s swine genomics business rose compared to the prior year quarter.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2019	2018	2019	2018
Revenue
Food Safety	$56,854	$53,750	$107,875	$105,933
Animal Safety	50,949	53,348	101,352	100,791

Total revenue	107,803	107,098	209,227	206,724
Cost of sales	56,777	57,065	110,007	109,962

Gross margin	51,026	50,033	99,220	96,762
Operating expenses
Sales & marketing	17,988	18,499	35,531	35,732
Administrative	10,985	10,121	21,684	20,319
Research & development	3,781	3,167	7,469	5,986

Total operating expenses	32,754	31,787	64,684	62,037

Operating income	18,272	18,246	34,536	34,725
Other income	954	1,455	2,342	2,113

Income before tax	19,226	19,701	36,878	36,838
Income tax	2,950	3,650	5,950	5,550

Net income	$16,276	$16,051	$30,928	$31,288
Net income per diluted share	$0.31	$0.31	$0.59	$0.60

Other information:
Shares to calculate per share	52,876	52,591	52,712	52,541
Depreciation & amortization	$4,548	$4,325	$8,985	$8,597
Interest income	1,271	1,028	2,781	1,955
Gross margin (% of sales)	47.3%	46.7%	47.4%	46.8%
Operating income (% of sales)	16.9%	17.0%	16.5%	16.8%
Revenue vs. FY 2019	0.7%		1.2%
Net income vs. FY 2019	1.4%		-1.2%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2019	2019
Assets
Current assets
Cash & investments	$313,605	$267,524
Accounts receivable	85,377	82,582
Inventory	86,406	85,992
Other current assets	14,795	13,431

Total current assets	500,183	449,529
Property & equipment, net	77,150	74,847
Goodwill & other assets	173,258	171,364

Total assets	$750,591	$695,740

Liabilities & Equity
Current liabilities	$38,791	$38,251
Non-current liabilities	20,883	19,590
Equity: Shares outstanding 52,711 at Nov. 30 & 52,217 at May 31	690,917	637,899

Total liabilities & equity	$750,591	$695,740

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